[NORTHWESTERN CORPORATION LOGO]                                     EXHIBIT 99.1

                                                                    News Release


Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

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           NORTHWESTERN COMPLETES SALE OF EXPANETS UNIT TO AVAYA, INC.
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SIOUX FALLS, S.D. - Nov. 26, 2003 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today announced that it has completed the sale of its Expanets communications services unit to Avaya, Inc. (NYSE:AV).

Under the terms of the purchase agreement, Avaya purchased substantially all of the Expanets assets for $152 million in cash and the assumption of specified liabilities, less certain post-closing working capital adjustments and the payment of certain excluded liabilities. The proceeds to be received by Expanets from the transaction following post-closing adjustments and the payment of certain specified liabilities will be administered by Expanets in accordance with the terms of applicable lending agreements, its corporate charter and provisions of Delaware law. Following completion of this process, NorthWestern estimates it will receive net cash proceeds of approximately $70 million.

Gary G. Drook, NorthWestern's President and Chief Executive Officer, said, "The successful divestiture of our largest nonutility business represents significant progress toward our goal of becoming an energy-focused company."

As previously announced, Expanets engaged Bear, Stearns & Co. to conduct an auction of the Expanets business subject to defined auction procedures. At the auction held on Oct. 29, 2003, in New York, the final bid by Avaya was approved by Expanets. NorthWestern, as controlling shareholder, consented to the transaction.

About NorthWestern
NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 600,000 customers in Montana, South Dakota and Nebraska.


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